Exhibit 23.2

Consent of Independent Public Accountants

The Board of Directors
CSW UK Holdings:

We consent to the incorporation by reference in the registration statements on Form S-8 and on Form S-3 of Central and South West Corporation of our report dated 17 January 2000, with respect to the consolidated balance sheet of CSW UK Holdings as of 31 December 1999, and the related consolidated statements of earnings and cash flows for the year then ended, which report appears in the 31 December 1999, annual report on Form 10-K of Central and South West Corporation.

KPMG Audit Plc                                               London, England
Chartered Accountants                                        3 February 2000
Registered Auditors



                                      4-23